UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 23, 2013

SUSQUEHANNA BANCSHARES, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	001-33872	23-2201716
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Cedar Street , Lititz, Pennsylvania	17543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 626-4721

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Agreement.

Susquehanna Bank, the commercial bank subsidiary of Susquehanna Bancshares, Inc. (the “Company”), entered into a Purchase Agreement, dated December 23, 2013, to sell a portfolio of 30 of its branch bank properties (each a “Property” and collectively, the “Properties”) to separate limited liability companies formed for each property (each a “Buyer” and collectively, the “Buyers”). SunTrust Equity Funding, LLC is the sole member of each Buyer. The Purchase Agreement, which sets forth the terms of the transaction, is filed herewith as Exhibit 99.1. The aggregate purchase price for the Properties is $57.1 million and the Company received proceeds of $54.2 million, net of closing costs and pre-paid rent. The Company intends to use these proceeds for general corporate purposes, including supporting lending and investing activities and repayment of short-term borrowings. The closing of the sale of the Properties occurred on December 23, 2013 contemporaneously with the execution and delivery of the Purchase Agreement.

Pursuant to the Purchase Agreement, Susquehanna Bank has entered into a lease agreement, for each Property with the Buyer of such Property, in each case dated December 23, 2013 (the “Lease Agreements”), pursuant to which Susquehanna Bank will lease back the Properties. The lease term with respect to 12 of the Properties expires on December 23, 2028. The lease term with respect to the other 18 Properties expires on December 23, 2039. Under each of the Lease Agreements, Susquehanna Bank has the right at its option to extend the term of the lease for an additional term of three years, upon specified terms and conditions.

Under generally accepted accounting principles, the sale of the Properties will result in an aggregate pretax gain of approximately $37.7 million, net of transaction expenses of $2.8 million. Of the total net gain, approximately $33.3 million will be recorded as deferred revenue and will be recognized over the terms of the leases. The remaining pretax gain of approximately $4.4 million will be recognized in the Company’s consolidated financial statements for the period ended December 31, 2013. The monthly base rents in the lease agreements will be recognized as expense evenly over the lease terms at an annual average rate of $1.8 million for the 15 year leases and $2.5 million for the 26 year leases. The Company anticipates that these monthly base rents, as noted above, will be substantially offset by the deferred gain on the sale of the Properties and the elimination of depreciation on those Properties.

Additionally, the Company estimates that the transactions will enable it to realize approximately $4.1 million of deferred tax assets, which were previously subject to a valuation allowance. The release of the allowance will be recorded as a reduction in the provision for income taxes for the period ended December 31, 2013.

No material relationship exists between the Buyers and the Company and its subsidiaries, other than those relationships created by the Purchase Agreement and the leases with respect to the Properties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Forms of the 15 year leases and 26 year leases are attached hereto as Exhibits 99.2 and 99.3, respectively.

The information contained in Item 1.01 above regarding the Lease Agreements is hereby incorporated by reference.

Forward-Looking Statements.

Certain statements in this document may be considered to be “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words “expect,” “estimate,” and similar expressions or variations on such expressions. In particular, this document includes forward-looking statements relating, but not limited to, rent expenses, anticipated transaction gains, and income tax effects. Such statements are subject to certain risks and uncertainties. Factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to the inability to utilize our tax loss carry-forwards to offset taxable gain resulting from the transaction and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 27, 2013.

We encourage readers of this report to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. We do not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	Purchase Agreement dated December 23, 2013, by and among Susquehanna Bank and the Buyers*

99.2	Form of 15-Year Lease Agreement, dated as of December 23, 2013 by and between and Susquehanna Bank and the Buyers**

99.3	Form of 26-Year Lease Agreement, dated as of December 23, 2013 by and between Susquehanna Bank and the Buyers**

*	In accordance with Regulation S-K Item 6.01(b)(2). The Company agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.
**	The Lease Agreements for the Properties are identical except for property descriptions and location information. Accordingly, in accordance with Instruction 2 to Regulation S-K Item 6.01(a) the Company has filed forms of the agreements.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSQUEHANNA BANCSHARES, INC.

(Registrant)

By:	/s/ Carl D. Lundblad
Carl D. Lundblad
Senior Vice President, Chief Legal and Administrative Officer

Dated: December 26, 2013